UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 26, 2020

ORGANICELL REGENERATIVE MEDICINE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55008	47-4180540
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

4045 Sheridan Avenue, Suite 239, Miami, FL        33140

(Address of Principal Executive Offices)      (Zip Code)

Registrant's telephone number, including area code: (888) 963-7881

_________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [_]

As used in this Current Report on Form 8-K, and unless otherwise indicated, the terms “the Registrant”, “the Company,” “Organicell,” “we,” “us” and “our” refer to Organicell Regenerative Medicine, Inc.

Item 3.02 Unregistered Sales of Equity Securities.

On February 26, 2020, the Board of Directors of Organicell Regenerative Medicine Inc., a Nevada corporation (the “Company”), approved the grant of the following unregistered securities:

1.	A cashless warrant to purchase an aggregate of 7,500,000 shares of Common Stock to Ian T. Bothwell in connection with Mr. Bothwell’s employment agreement described under Item 5.02 of this Form 8-K. The warrant is exercisable for $0.028 per share (the closing price of the Company’s common stock on the date of issuance as reported by OTC Markets Group, Inc.), until the tenth anniversary date of the date of issuance.

2.	A grant of 5,000,000 shares of Common Stock to Dr. George Shapiro, the Company’s Chief Medical Officer, in recognition of past services provided to the Company through February 2020.

The Company issued the foregoing securities under the exemption from the registration requirements of the Securities Act of 1933, as amended (the “ Securities Act ”), available under Section 4(a)(2) and Regulation D due to the fact that they were isolated transactions and did not involve a public offering of securities.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1.       On February 26, 2020, the Company agreed to modify the employment agreement of Mr. Ian T. Bothwell, the Company’s Chief Financial Officer to provide Mr. Bothwell with:

(a)	an extension to his employment agreement dated April 13, 2018 from December 2020 to December 2023 consistent with other executives of the Company; and

(b)	a one-time bonus in the form of a fully vested cashless warrant to purchase 7.5 million shares of common stock of the Company, exercisable for ten years at an exercise price of $0.28 per share, the closing price of the common stock on the date of the grant.

2.       On February 26, 2020, the Company agreed to immediately grant Dr. George Shapiro, the Company’s Chief Medical Officer 5,000,000 shares of Common Stock of the Company to be fully vested upon issuance. In addition the Company agreed to enter into a consulting agreement with Dr. Shapiro to provide ongoing services to the Company. Mr. Shapiro will receive compensation of $82,250 annually, commencing March 1, 2020. The term of the consulting agreement is one year, with automatic renewals for annual periods thereafter unless prior written notice is provided by either party of the desire to terminate.

3.       On February 26, 2020, pursuant to the respective employment agreements with each of the Company’s executive officers, the Board granted each of Mr. Albert Mitrani, Dr. Maria Mitrani and Mr. Ian Bothwell a cash bonus of $37,500 for the calendar year ended December 31, 2019.

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4.       On February 26, 2020, the Board voted to approve the adoption of the 2020 Stock Option Plan (“Plan”). The Plan permits the grant (“Award”) of options, appreciation rights, dividend equivalent rights, restricted common stock, and restricted stock units of the Company or other right or benefit under the Plan (“Shares”) to any person who is an employee, or director of, or consultant to, the Company or any affiliate of the Company. Under the Plan, the maximum aggregate number of Shares that may be issued pursuant to all Awards is 50,000,000 Shares, plus an annual increase to be added on the first day of the calendar year beginning January 1, 2021 equal to (i) the greater of such number of shares as (A) will set the maximum number of Shares that may be issued pursuant to all Awards equal to 15% of the number of Shares outstanding as of such date; or (B) 2% of the number of Shares outstanding as of such date; or (ii) a lesser number of Shares determined by the Plan Administrator (defined hereinafter) in good faith. The Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3 (“Plan Administrator”). Once appointed, such Plan Administrator shall continue to serve in its designated capacity until otherwise directed by the Board.

5.       On February 26, 2020, the Board approved the implementation of a Board Stock Compensation Plan (“Board Plan”) which would compensate each non-employee Board member for participation in Board meetings retroactive to November 1, 2019. The Board Plan would will provide a grant of $7,500 in equivalent shares of common stock (based on trading price at the end of the applicable current quarter) on the last day of each respective fiscal quarter to each non-employee Board member that attends at least 75% of all meetings held during such quarter and in which a minimum of one meeting is held, for an maximum annual compensation amount of $30,000 per year per member.  In addition, the Board agreed that non-employee Board members who participated in future Board committees established would also be eligible to receive additional compensation for serving on such committees, in amounts to be determined by the Board.

6.       On February 26, 2020, the Board approved the resolution to eliminate the position of Chairman of the Board, a position previously held by Mr. Manuel Iglesias.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No	Description

10.1	2020 Stock Incentive Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 11, 2020	ORGANICELL REGENERATIVE MEDICINE, INC.

	By:	/s/ Ian Bothwell
Ian Bothwell Chief Financial Officer

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